Service-Based Cash Award Agreement (Non-Exec Sev Plan): [ ]
20[ ] Grant

SERVICE-BASED CASH AWARD AGREEMENT
THIS SERVICE-BASED CASH AWARD AGREEMENT (the “Agreement”), effective [    ] (the “Agreement Date”), is made by and between PEABODY ENERGY CORPORATION, a Delaware corporation (the “Company”), and the undersigned employee of the Company or a Subsidiary (the “Grantee”). The grant date for this Cash Award is [    ] (the “Grant Date”).
WHEREAS, the Committee has determined that, subject to the provisions of this Agreement, it would be to the advantage and best interest of the Company and its stockholders to grant the opportunity to earn the service-based cash award provided for herein to the Grantee as an incentive for his or her efforts during his or her service with the Company or its Subsidiaries, and has advised the Company thereof and instructed the undersigned officer to enter into this Agreement to evidence this Cash Award opportunity;
WHEREAS, the Company deems it essential to the protection of its confidential information and competitive standing in its market to have its officers and executives have reasonable restrictive covenants in place;
WHEREAS, Grantee agrees and acknowledges that the Company has a legitimate interest to protect its confidential information and competitive standing; and
WHEREAS, the Company deems it essential to the optimal functioning of its business to have its officers and executives provide advance notice to the Company of their termination of employment.
NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereby agree as follows:
ARTICLE I.
DEFINITIONS

Whenever the following terms are used in this Agreement, they shall have the meanings specified below. Capitalized terms not otherwise defined in this Agreement shall have the meanings specified in the Plan.
Section 1.1-    “Board” means the Board of Directors of the Company.

Section 1.2-    “Cash Award” shall mean the service-based cash award opportunity provided by the Company to the Grantee as evidenced by this Agreement.

Section 1.3-    “Cause” shall mean (a) “Cause” as defined in the Grantee’s employment agreement with the Company, if any; or (b) if the Grantee does not have an employment agreement with the Company or such agreement does not define “Cause,” then: (i) any willful fraud, dishonesty or misconduct of the Grantee that can reasonably be expected to have a detrimental effect on (A) the reputation or business of the Company or any of its subsidiaries or affiliates or (B) the Grantee’s reputation or performance of his or her duties to the Company or any of its subsidiaries or affiliates; (ii) willful refusal or failure of the Grantee to comply with the Company’s Code of Business Conduct and Ethics, the Company’s Anti-Corruption and Bribery policy or any other material corporate policy of the Company; (iii) the Grantee’s willful or repeated failure to meet documented performance objectives or to perform his or her duties or to follow reasonable and lawful directives of his or her manager (other than due to death or Disability); (iv) the Grantee’s conviction of, or plea of nolo contendere to (A) any felony, or (B) any other criminal charge that may reasonably be expected to have a material detrimental effect on the reputation or business of the Company or any of its subsidiaries or affiliates; or (v) the Grantee’s willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, whether or not related to the Grantee’s employment with the Company, after being instructed to cooperate by the Chairman of the Board and/or Company’s Chief Executive Officer or by the Board, or the willful destruction of or willful failure to preserve documents or other material known to be relevant to any such investigation; provided, that with respect to clause (ii) or (iii) above, the Grantee shall have 15 business days following written notice of the conduct which is the basis for the potential termination for “Cause” within which to cure such conduct, to the extent it can be cured, to prevent termination for “Cause” by the Company, and if the Grantee cures the conduct that is the basis for the potential termination for “Cause” within such period, the Company’s notice of termination shall be deemed withdrawn.

Section 1.4-    “Change in Control” shall mean the occurrence of any one or more of the following: (a) any corporation, person or other entity (other than the Company, a majority-owned subsidiary of the Company or any of its Subsidiaries, or an employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Subsidiaries), including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the beneficial owner of stock representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities; (b) there is consummated (i) a merger, consolidation, plan of arrangement, reorganization or similar transaction or series of transactions in which the Company is involved, other than such a transaction or series of transactions which would result in the shareholders of the Company immediately prior thereto continuing to own (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the securities of the Company or such surviving entity (or the parent, if any) outstanding immediately after such transaction(s) in substantially the same proportions as their ownership immediately prior to such transaction(s); (ii) a sale or other disposition of all or substantially all of the Company’s assets; or (iii) approval by the Company’s shareholders of a plan of liquidation of the Company; or (c) within any period of 24 consecutive months, persons who were members of the Board immediately prior to such 24-month period, together with persons who were first elected as directors (other than as a result of any settlement of a proxy or consent solicitation contest or any action taken to avoid such a contest) during such 24-month period by or upon the recommendation of persons who were members of the Board immediately prior to such 24-month period and who constituted a majority of the Board at the time of such election, cease to constitute a majority of the Board; provided, however, that to the extent this Cash Award is subject to liability under Code Section 409A and does not qualify for an exemption from Code Section 409A coverage, a Change in Control shall include any event or series of events described in the foregoing provisions of this Section 1.4, but only to the extent such event or series of events also constitutes a “change of control event” (as described in Treasury Regulation Section 1.409A-3(i)(5)(i)) with respect to the Company.

Section 1.5-    “Code” shall mean the Internal Revenue Code of 1986 (and any successor thereto), as amended from time to time. References to a particular section of the Code include references to regulations and rulings thereunder and to successor provisions.

Section 1.6-    “Committee” shall mean the Compensation Committee of the Board.

Section 1.7-    “Disability” shall mean a mental or physical illness that entitles the Grantee to receive benefits under the long-term disability plan of the Company or any Subsidiary, or if the Grantee is not covered by such a plan or the Grantee is not an employee of the Company or any Subsidiary, a mental or physical illness that renders a Grantee totally and permanently incapable of performing the Grantee’s duties for the Company or a Subsidiary. Notwithstanding the foregoing: (a) a Disability shall not qualify if it is the result of (i) a willfully self-inflicted injury or willfully self-induced sickness; or (ii) an injury or disease contracted, suffered, or incurred while participating in a felony criminal offense; and (b) with respect to this Cash Award if it is subject to liability under Code Section 409A and does not qualify for an exemption from Code Section 409A coverage, Disability shall mean a Grantee’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

Section 1.8-    “Good Reason” shall mean (a) “Good Reason” as defined in the Grantee’s employment agreement with the Company, if any; or (b) if the Grantee does not have an employment agreement with the Company or such agreement does not define Good Reason, then: (i) a reduction, other than a reduction that generally affects all similarly-situated executives and does not exceed 10% in one year or 20% in the aggregate over three consecutive years, by the Company in the Grantee’s base salary from that in effect immediately prior to the reduction; (ii) a material reduction, other than a reduction that generally affects all similarly-situated executives, by the Company in the Grantee’s target or maximum annual cash incentive award opportunity or target or maximum annual equity-based compensation award opportunity from those in effect immediately prior to any such reduction; (iii) relocation, other than through mutual agreement in writing between the Company and the Grantee or a secondment or temporary relocation for a reasonably finite period of time, of the Grantee’s primary office by more than 50 miles from the location of the Grantee’s primary office as of the Agreement Date; or (iv) any material diminution or material adverse change in the Grantee’s duties or responsibilities as they exist as of the Agreement Date; provided, that (x) if the Grantee terminates Grantee’s employment for “Good Reason,” the Grantee shall provide written notice to the Company at least 30 days in advance of the date of termination, such notice shall describe the conduct the Grantee believes to constitute “Good Reason” and the Company shall have the opportunity to cure the “Good Reason” within 30 days after receiving such notice, (y) if the Company cures the conduct that is the basis for the potential termination for “Good Reason” within such 30-day period, the Grantee’s notice of termination shall be deemed withdrawn and (z) if the Grantee does not give notice to the Company as described in this Section 1.8 within 90 days after an event giving rise to “Good Reason,” the Grantee’s right to claim “Good Reason” termination on the basis of such event shall be deemed waived.

Section 1.9-    “Person” shall mean any individual, sole proprietorship, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, institution, public benefit corporation, entity or government instrumentality, division, agency, body or department.

Section 1.10-    “Plan” shall mean the Peabody Energy Corporation 2015 Long-Term Incentive Plan, as in effect on the Agreement Date.

Section 1.11-    “Retirement” shall mean a Termination of Service on or after age sixty (60) with at least ten (10) years of service with the Company.

Section 1.12-    “Section 409A” shall mean Section 409A of the Code and the applicable regulations or other guidance issued thereunder.

Section 1.13-    “Subsidiary” shall mean any Person that directly, or through one (1) or more intermediaries, is controlled by the Company and that would be treated as a single employer with the Company under Sections 414(b) and 414(c) of the Code if the language “at least 50 percent” is used instead of “at least

80 percent” each place it appears in Code Sections 1563(a)(1), (2) and (3) and Treasury Regulation Section 1.414(c)-2.

Section 1.14-    “Termination of Service” occurs (a) on the first day on which an individual is for any reason no longer providing services to the Company or a Subsidiary in the capacity of an employee, director or consultant or (b) with respect to an individual who is an employee or consultant to a Subsidiary, the first day on which such entity ceases to be a Subsidiary of the Company and such individual is no longer providing services to the Company or another Subsidiary; provided, that the Committee shall have the discretion to determine when a Grantee, who terminates services as an employee, but continues to provide services in the capacity of a consultant immediately following such termination, has incurred a Termination of Service. Notwithstanding the foregoing, in the case of this Cash Award if it is subject to liability under Code Section 409A and does not qualify for an exemption from Code Section 409A coverage, a Termination of Service shall only occur at the time of the Grantee’s “separation from service” with the Company within the meaning of Code Section 409A or as otherwise set forth in this Agreement or a deferral election form.

ARTICLE II
GRANT OF CASH AWARD

Section 2.1-    Grant of Cash Award. The Company has granted to the Grantee on the Grant Date this Cash Award with respect to the cash amount set forth on the signature page hereto. The grant of the Cash Award has been made in consideration of the services to be rendered by the Grantee to the Company.

Section 2.2-    No Obligation of Employment. Nothing in this Agreement shall confer upon the Grantee any right to continue in the employ of the Company, or any Subsidiary or affiliate, or interfere with or restrict in any way the rights of the Company and its Subsidiaries or affiliates, which are hereby expressly reserved, to terminate the employment of the Grantee at any time for any reason whatsoever, with or without Cause.

Section 2.3-    Change in Control. In order to maintain Grantee’s rights with respect to the Cash Award evidenced hereby, upon the occurrence of a Change in Control, the Committee may take any actions with respect to the Cash Award or make any modifications to the Cash Award as it deems appropriate to reflect such Change in Control.

ARTICLE III
VESTING OF CASH AWARD

Section 3.1-    Vesting.

(a)Retirement-Eligible Grantee. If the Grantee is eligible for Retirement as of the Grant Date, the Cash Award shall vest [    ].

(b)Non-Retirement-Eligible Grantee. If the Grantee is not eligible for Retirement as of the Grant Date, then, except as provided in Section 3.1(c) hereof, the Cash Award shall vest [    ].

(c)Special Rule. In the event the Grantee becomes eligible for Retirement after the Grant Date, the provisions of Section 3.1(a) above shall apply on and after the date the Grantee becomes eligible for Retirement. However, on the [    ] of the Grant Date following the date on which the Grantee becomes eligible for Retirement, a portion of the Cash Award shall immediately vest. Such

vesting portion shall equal the result of the following formula: X multiplied by (Y/[    ]), where “X” is equal to [    ] of the aggregate value of the Cash Award (as set forth on the signature page hereto), and “Y” is [     ].

Section 3.2-    Acceleration Events. Notwithstanding Section 3.1 hereof, the Cash Award shall become fully vested and non-forfeitable upon (a) a Termination of Service within two years following a Change in Control, provided such Termination of Employment is by the Company without Cause or by the Grantee for Good Reason; or (b) the Grantee’s death or Disability (each, an “Acceleration Event”) (provided, that no payment of the Cash Award shall be accelerated to the extent such payment would cause the Cash Award to be subject to the adverse consequences described in Code Section 409A).

Section 3.3-    Effect of Termination of Service. Except as provided in Section 3.2, no portion of the Cash Award shall become vested and non-forfeitable following Termination of Service, and any such non-vested and forfeitable portion of the Cash Award shall be immediately and automatically forfeited upon Termination of Service.

ARTICLE IV.
SETTLEMENT OF CASH AWARD

Section 4.1-    Calculation of Settlement Amount. Subject to any withholding obligations described in Section 6.3, as soon as administratively feasible following the first to occur of (a) [     ] of the Grant Date or (b) the date an Acceleration Event occurs (each such date, a “Computation Date”), and in no event later than 60 days following the applicable Computation Date, the Company shall, subject to Article V, pay to the Grantee the amount of cash equal to such vested portion of the Cash Award. Notwithstanding the foregoing or anything else in this Agreement to the contrary, if any payment hereunder is triggered by a Termination of Service of the Grantee (other than due to the Grantee’s death) and the Grantee is a “specified employee” (as such term is defined in Section 409A and using the identification methodology selected by the Company from time to time), the applicable portion of the Cash Award shall, subject to Article V and any withholding obligations described in Section 6.3, be paid to the Grantee, without interest, on the first day of the seventh month after such Termination of Service.

Section 4.2-    Forfeiture of Unvested Portion of Cash Award. To the extent that the Grantee does not vest in a portion of the Cash Award, all interest in such portion of the Cash Award shall be forfeited upon the Grantee’s Termination of Service. The Grantee has no right or interest in any portion of the Cash Award that is forfeited.

ARTICLE V
CONDITION TO GRANT OF CASH AWARD; OTHER PROVISIONS

Section 5.1-    Restrictive Covenant Agreement. The Grantee shall not be entitled to receive the Cash Award unless the Grantee shall have executed and delivered the Restrictive Covenant Agreement, substantially in the form attached hereto as Exhibit A, and such shall be in full force and effect.

Section 5.2-    Notice Period. The Grantee may terminate the Grantee’s employment with the Company or a Subsidiary at any time for any reason by delivery of notice to the Company at least [30/ 60/ 90] days in advance of the date of termination (the “Notice Period”); provided, however, that no communication, statement or announcement shall be considered to constitute such notice of termination of Grantee’s employment unless it complies with Section 6.5 hereof and specifically recites that it is a notice of termination of employment for purposes of this Agreement; and provided, further, that the Company may waive any or all of the Notice Period, in which case Grantee’s employment with the Company will terminate on the date determined by the Company.

Section 5.3-    Breach of Restrictive Covenant Agreement or Section 5.2. If Grantee materially breaches any provision of the Restrictive Covenant Agreement or Section 5.2 hereof, the Company may determine that Grantee (a) will forfeit any unpaid portion of the Cash Award and (b) will repay to the Company any portion of the Cash Award previously paid to Grantee.

ARTICLE VI
MISCELLANEOUS

Section 6.1-    Administration. The Committee has the power to interpret the Cash Award and this Agreement. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Grantee, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Cash Award. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under this Agreement.

Section 6.2-    Cash Award Not Transferable. Neither the Cash Award nor any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Grantee or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition is voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 6.2 shall not prevent transfers by will or by the applicable laws of descent and distribution.

Section 6.3-    Withholding. Unless the Grantee makes alternative arrangements satisfactory to the Company to personally remit required withholding amounts, then, as of the date that all or a portion of the Cash Award becomes paid pursuant to Section 4.1 hereof, the Company shall withhold a portion of the Cash Award so paid as required by law to be withheld by the Company in connection with such payment for applicable federal, state, local and foreign taxes of any kind. To the extent taxes are to be withheld upon vesting for purposes of federal FICA, FUTA or Medicare taxes, such withholding shall be taken from other income owed by the Company to the Grantee and the Grantee hereby agrees to such withholding. For all purposes, the amount withheld by the Company pursuant to this Section 6.3 shall be deemed to have first been paid to the Grantee.

Section 6.4-    Section 409A.

(a)To the extent applicable, this Agreement is intended to comply with Section 409A so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to Grantee, and this Agreement shall be construed, interpreted and administered in a manner that is consistent with this intent and the requirements for avoiding additional taxes or penalties under Section 409A. Notwithstanding the foregoing, in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of Section 409A.
(b)Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Grantee or for the Grantee’s benefit under this Agreement and grants hereunder may not be reduced by, or offset against, any amount owing by the Grantee to the Company or any of its Subsidiaries.

(c)    In the event that the Company determines that any amounts payable hereunder may be taxable to the Grantee under Code Section 409A prior to the payment and/or delivery to the Grantee of such amount, the Committee may adopt such amendments to the Agreement, and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Cash Award and this Agreement.

(d)    Notwithstanding any provision of this Agreement to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Agreement and the terms of the Cash Award as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold the Grantee harmless from any or all of such taxes or penalties.

Section 6.5-    Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary, and any notice to be given to the Grantee shall be addressed to him or her at the address set forth in the records of the Company. By a notice given pursuant to this Section 6.5, either party may hereafter designate a different address for notices to be given to him, her or it. Any notice which is required to be given to the Grantee shall, if the Grantee is then deceased, be given to the Grantee’s personal representative if such representative has previously informed the Company of his, her or its status and address by written notice under this Section 6.5. Any notice shall be deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service. Notwithstanding the foregoing, any notice required or permitted hereunder from the Company to the Grantee may be made by electronic means, including by electronic mail to the Company-maintained electronic mailbox of the Grantee, and the Grantee hereby consents to receive such notice by electronic delivery. To the extent permitted in an electronically delivered notice described in the previous sentence, the Grantee shall be permitted to respond to such notice or communication by way of a responsive electronic communication, including by electronic mail.

Section 6.6-    Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

Section 6.7-    Non-Applicability of the Plan. The Cash Award is not granted pursuant to the Plan.

Section 6.8-    Pronouns. The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.

Section 6.9-    Amendment. The Committee may amend this Agreement at any time, provided that no such amendment shall materially impair the rights of the Grantee unless reflected in a writing executed by the parties hereto that specifically states that it is amending this Agreement.

Section 6.10-    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each provision of this Agreement shall be severable and enforceable to the extent permitted by law.

Section 6.11-    Dispute Resolution. Any dispute or controversy arising under or in connection with this Agreement shall be resolved by arbitration in St. Louis, Missouri. Arbitrators shall be selected, and arbitration shall be conducted, in accordance with the rules of the American Arbitration Association. The Company shall pay or reimburse any legal fees in connection with such arbitration in the event that the Grantee prevails on a material element of his or her claim or defense. Legal fees eligible for reimbursement in one year under this Section 6.11 shall not affect the legal fees eligible for reimbursements during a subsequent calendar year, payments or reimbursements under this Section 6.11 may not be exchanged or substituted for another form of compensation to the Grantee, and any such reimbursement or payment will be paid within 60 days after the Grantee prevails, but in no event later than the last day of the Grantee’s taxable year following the taxable year in which he incurred the expense giving rise to such reimbursement or payment. This Section 6.11 shall remain in effect throughout the Grantee’s employment with the Company and for a period of five years following the Grantee’s Termination of Service.

Section 6.12-    Governing Law. The laws of the State of Delaware shall govern the interpretation, validity and performance of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

Section 6.13-    Successors. All obligations of the Company under this Agreement with respect to the Cash Award shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Section 6.14-    Cash Award Not Taken Into Account for Other Benefits. The Cash Award shall be a special incentive payment to the Grantee and shall not be taken into account in computing the amount of salary or compensation of the Grantee for purposes of determining any pension, retirement, death or other benefit under (a) any pension, retirement, profit-sharing, bonus, insurance or other employee benefit plan of the Company or its Subsidiaries, except as such plan shall otherwise expressly provide, or (b) any agreement between the Company or its Subsidiaries and the Grantee, except as such agreement shall otherwise expressly provide.

Section 6.15-    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signatures to this Agreement transmitted by facsimile, electronic mail, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

GRANTEE	PEABODY ENERGY CORPORATION

[ ]	By:
Its:

Cash Award: [ ]